Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Fourth Quarter and Full Year 2012 Results

and Provides 2013 Guidance

OMAHA, NE, January 30, 2013 – West Corporation, a leading provider of technology-driven communication services, today announced its fourth quarter and full year 2012 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Percent Change	2012	2011	Percent Change
Revenue	$680.2	$624.9	8.8%	$2,638.0	$2,491.3	5.9%
EBITDA[1]	$182.0	$143.5	26.8%	$663.1	$648.8	2.3%
EBITDA Margin	26.8%	23.0%		25.1%	26.0%
Adjusted EBITDA[1]	$187.1	$168.2	11.3%	$713.1	$681.4	4.7%
Adjusted EBITDA Margin	27.5%	26.9%		27.0%	27.3%
Cash Flows from Operations	$75.0	$57.6	30.2%	$318.9	$348.2	-8.4%
Cash Flows used in Investing	($36.3)	($37.5)	NM	($201.6)	($329.4)	NM
Cash Flows from (used in) Financing	($9.3)	$0.2	NM	($33.1)	($23.2)	NM
Net Income	$32.7	$21.2	54.4%	$125.5	$127.5	-1.5%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the fourth quarter of 2012, revenue was $680.2 million compared to $624.9 million for the same quarter of the previous year, an increase of 8.8 percent. Revenue from an acquired entity2 was $22.1 million during the fourth quarter of 2012. The Unified Communications segment had revenue of $363.1 million in the fourth quarter of 2012, an increase of 8.8 percent over the same quarter of the previous year. The Communication Services segment had revenue of $320.5 million in the fourth quarter of 2012, 9.2 percent higher than the fourth quarter of 2011. The Company’s platform-based businesses3 had revenue of $479.9 million in the fourth quarter of 2012, an increase of 11.3 percent over the same quarter of the previous year.

For the year ended December 31, 2012, revenue was $2,638.0 million compared to $2,491.3 million for 2011, an increase of 5.9 percent. Revenue from platform-based businesses increased 7.2 percent in 2012 to $1,886.5 million while revenue from agent-based services increased 2.8 percent in 2012 to $762.1 million.

EBITDA for the fourth quarter of 2012 was $182.0 million, or 26.8 percent of revenue, compared to $143.5 million, or 23.0 percent of revenue, for the fourth quarter of 2011. For the year ended December 31, 2012, EBITDA was $663.1 million, or 25.1 percent of revenue, compared to $648.8 million, or 26.0 percent of revenue in 2011.

Adjusted EBITDA for the fourth quarter of 2012 was $187.1 million, or 27.5 percent of revenue, compared to $168.2 million, or 26.9 percent of revenue, for the fourth quarter of 2011. For the year ended December 31, 2012, Adjusted EBITDA was $713.1 million, or 27.0 percent of revenue, compared to $681.4 million, or 27.3 percent of revenue in 2011. A reconciliation of EBITDA and Adjusted EBITDA to cash flow from operating activities is presented below.

Cash flows from operations were $75.0 million for the fourth quarter of 2012 compared to $57.6 million in the same quarter last year. For the year 2012, cash flows from operations were $318.9 million, $29.3 million lower than 2011, primarily due to higher cash taxes of $53.5 million in 2012.

Balance Sheet and Liquidity

At December 31, 2012, West Corporation had cash and cash equivalents totaling $179.1 million and working capital of $303.4 million. Interest expense was $77.1 million during the three months ended December 31, 2012 compared to $65.9 million during the comparable period last year. The Company’s pro forma Adjusted EBITDA to net debt ratio was 5.34x at December 31, 2012.

[2]	Revenue from an acquired entity includes the acquisition of HyperCube in the Communication Services segment.
[3]	Platform-based businesses include the Unified Communications segment, Intrado, West Interactive and HyperCube.

During the fourth quarter of 2012, the Company invested $44.3 million in capital expenditures primarily for software and computer equipment. For the full year 2012, the Company invested $128.4 million, or 4.9 percent of revenue, in capital expenditures.

2013 Guidance

For 2013, the Company expects the results presented below. This guidance assumes no acquisitions or changes in the current operating environment, capital structure, exchange rates and reduced unrealized synergies. The two most significant exchange rates used for 2013 guidance are the British Pound Sterling at 1.59 and the Euro at 1.27.

Year-over-year Adjusted EBITDA comparisons are impacted by unrealized synergies related to the Company’s HyperCube acquisition. The Company had approximately $9.3 million of unrealized synergies included in the 2012 Adjusted EBITDA. In the 2013 guidance, the anticipated unrealized synergies are approximately $4 million.

	2012 Actual	2013 Guidance
Revenue ($B)	$2.638	$2.715 – $2.770
EBITDA ($M)	$663.1	$685 – $715
Adjusted EBITDA ($M)	$713.1	$710 – $740
Cash Flows from Operations ($M)	$318.9	$320 – $350
Capital Expenditures ($M)	$128.4	$130 – $140

The Company estimates that platform-based services will represent approximately 74 percent of 2013 revenue. Assuming the Company’s results are within the guidance stated above and no additional acquisitions or refinancing transactions are made in 2013, the Company expects its Adjusted EBITDA to net debt ratio to decrease from 5.34x at the end of 2012 to between 4.8x and 5.1x at the end of 2013.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, January 31, 2013 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems West uses to protect personal data; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Revenue	$680,171	$624,884	8.8%	$2,638,024	$2,491,325	5.9%
Cost of services	317,772	281,060	13.1%	1,224,459	1,113,289	10.0%
Selling, general and administrative expenses	237,257	249,201	-4.8%	935,390	909,908	2.8%

Operating income	125,142	94,623	32.3%	478,175	468,128	2.1%
Interest expense, net	76,995	65,931	16.8%	271,543	269,416	0.8%
Other expense (income), net	(9,730)	(4,317)	125.4%	(977)	(5,815)	NM

Income before tax	57,877	33,009	75.3%	207,609	204,527	1.5%
Income tax	25,170	11,821	112.9%	82,068	77,034	6.5%

Net income	$32,707	$21,188	54.4%	$125,541	$127,493	-1.5%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$363,120	$333,783	8.8%	$1,451,301	$1,364,032	6.4%
Communication Services	320,509	293,497	9.2%	1,198,320	1,137,900	5.3%
Intersegment eliminations	(3,458)	(2,396)	-44.3%	(11,597)	(10,607)	-9.3%

Total	$680,171	$624,884	8.8%	$2,638,024	$2,491,325	5.9%

Depreciation & Amortization:
Unified Communications	$21,930	$21,545	1.8%	$88,253	$85,566	3.1%
Communication Services	24,639	22,448	9.8%	94,169	86,342	9.1%

Total	$46,569	$43,993	5.9%	$182,422	$171,908	6.1%

Operating Income:
Unified Communications	$91,279	$72,466	26.0%	$384,565	$363,226	5.9%
Communication Services	33,863	22,157	52.8%	93,610	104,902	-10.8%

Total	$125,142	$94,623	32.3%	$478,175	$468,128	2.1%

Operating Margin:
Unified Communications	25.1%	21.7%	15.7%	26.5%	26.6%	-0.4%
Communication Services	10.6%	7.5%	41.3%	7.8%	9.2%	-15.2%

Total	18.4%	15.1%	21.9%	18.1%	18.8%	-3.7%

SELECTED OPERATING DATA ($M):
Cash flows from operations	75.0	57.6	30.2%	318.9	348.2	-8.4%
Term loan facility	2,417.7	1,916.4
Senior and senior subordinated notes	1,600.0	1,600.0

Revenue from platform-based services ($M) (3)	479.9	431.2	11.3%	1,886.5	1,759.0	7.2%
Revenue from agent-based services ($M)	203.2	196.0	3.7%	762.1	741.5	2.8%

Condensed Balance Sheets

	Dec. 31,	Dec. 31,	%
	2012	2011	Change
Current assets:
Cash and cash equivalents	$179,111	$93,836	90.9%
Trust and restricted cash	14,518	16,446	-11.7%
Accounts receivable, net	444,411	413,813	7.4%
Deferred income taxes receivable	13,148	10,068	30.6%
Prepaid assets	42,129	37,042	13.7%
Other current assets	67,775	50,581	34.0%

Total current assets	761,092	621,786	22.4%
Net property and equipment	364,896	350,855	4.0%
Goodwill	1,816,851	1,762,635	3.1%
Other assets	505,314	492,242	2.7%

Total assets	$3,448,153	$3,227,518	6.8%

Current liabilities	$457,668	$418,300	9.4%
Long-term obligations	3,992,531	3,500,940	14.0%
Other liabilities	247,640	204,691	21.0%

Total liabilities	4,697,839	4,123,931	13.9%
Stockholders’ deficit	(1,249,686)	(896,413)	-39.4%

Total liabilities and stockholders’ deficit	$3,448,153	$3,227,518	6.8%

NM: Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, certain litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented as we understand certain investors use these as measures to assess our ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Cash flows from operating activities	$74,969	$57,579	$318,916	$348,187
Income tax expense	25,170	11,821	82,068	77,034
Deferred income tax expense	8,999	(1,294)	(1,318)	(23,716)
Interest expense, net of amortization	77,142	66,107	271,951	269,863
Other—finance fees	424	433	1,166	2,520
Provision for share based compensation	(2,573)	(19,804)	(25,849)	(23,341)
Amortization of debt issuance costs	(4,016)	(3,393)	(17,321)	(13,449)
Gain (loss) on disposal of equipment	617	(34)	432	(232)
Asset impairment	—	—	(3,715)	—
Changes in operating assets and liabilities, net of business acquisitions	1,280	32,127	36,818	11,952

EBITDA	182,012	143,542	663,148	648,818
Provision for share based compensation	2,573	19,804	25,849	23,341
Site closures, settlements and other costs	909	1,422	4,358	2,233
Acquisition synergies and transaction costs	325	5,358	15,476	14,314
Non-cash foreign currency loss (gain)	1,273	(2,725)	1,581	(6,454)
Litigation costs	—	768	2,663	(895)

Adjusted EBITDA	$187,092	$168,169	$713,075	$681,357

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Cash flows from operating activities	$74,969	$57,579	$318,916	$348,187
Cash flows used in investing activities	$(36,335)	$(37,474)	$(201,622)	$(329,441)
Cash flows from (used in) financing activities	$(9,287)	$162	$(33,130)	$(23,180)

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